EXHIBIT 10.1
URS CORPORATION
1999 EQUITY INCENTIVE PLAN
Adopted July 13, 1999
Approved By Stockholders October 12, 1999
Amended Effective October 14, 2003
Amended Effective January 21, 2004
Amended Effective July 12, 2004
Amended and Restated Effective May 25, 2006
Termination Date: July 12, 2009
1.   Purposes.
     (a)   Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Directors and Consultants of the Company and its Affiliates.
     (b)   Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) rights to acquire restricted stock, (iv) Non-Executive Director Stock Awards and (v) Performance Stock Awards. The Plan also provides for the grant of Performance Cash Awards.
     (c)   General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.
2.   Definitions.
     (a)   “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(b) “Award” means a Stock Award or a Performance Cash Award
     (c)   “Board” means the Board of Directors of the Company.
     (d)   “Change in Control” means any transaction, or series of transactions that occur within a twelve (12) month period, as a result of which the stockholders of the Company immediately prior to the completion of the transaction (or, in the case of a series of transactions, immediately prior to the first transaction in the series) hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act or comparable successor rules) of the outstanding securities of the surviving entity, or, if more than one entity survives the transaction or transactions, the controlling entity, following such transaction or transactions.

     (e)   “Code” means the Internal Revenue Code of 1986, as amended.
     (f)   “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).
     (g)   “Common Stock” means the common stock of the Company.
     (h)   “Company” means URS Corporation, a Delaware corporation.
     (i)   “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.
     (j)   “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.
     (k)   “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.
     (l)   “Director” means a member of the Board of Directors of the Company.
     (m)   “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
     (n)   “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
     (o)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (p)   “Fair Market Value” means the closing sales price of a share of Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.
     (q)   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
     (r)   “1991 Plan” means the URS Corporation 1991 Stock Incentive Plan.
     (s)   “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
     (t)   “Non-Executive Director” means a Director who is not an Employee.
     (u)   “Non-Executive Director Stock Award” means a Stock Award made to a Non-Executive Director pursuant to Section 8.
     (v)   “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
     (w)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
     (x)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
     (y)   “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
     (z)   “Optionee” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
     (aa)   “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

     (bb)   “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
     (cc)   “Performance Cash Award” means an award of cash granted pursuant to Section 9(b).
     (dd)   “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, or any ratio between two or more of, the following: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest and taxes (“EBIT”); (iii) earnings before unusual or nonrecurring items; (iv) net earnings; (v) earnings per share; (vi) net income; (vii) gross profit margin; (viii) operating margin; (ix) operating income; (x) net operating income; (xi) net operating income after taxes; (xii) growth; (xiii) net worth; (xiv) cash flow; (xv) cash flow per share; (xvi) total stockholder return; (xvii) return on capital; (xviii) stock price performance; (xix) revenues; (xx) costs; (xxi) working capital; (xxii) capital expenditures; (xxiii) changes in capital structure; (xxiv) economic value added; (xxv) industry indices; (xxvi) expenses and expense ratio management; (xxvii) debt reduction; (xxviii) profitability of an identifiable business unit or product; (xxix) levels of expense, cost or liability by category, operating unit or any other delineation; (xxx) implementation or completion of projects or processes; (xxxi) contribution; (xxxii) average days sales outstanding; (xxxiii) new sales; and (xxxiv) to the extent that a Performance Stock Award or a Performance Cash Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
     (ee)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be set on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to other Performance Criteria or internally generated business plans approved by the Board, the performance of one or more comparable companies or a relevant index. The Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.
     (ff)   “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award.
     (gg)   “Performance Stock Award” means a Stock Award granted pursuant to Section 9(a).
     (hh)   “Plan” means this URS Corporation 1999 Equity Incentive Plan.
     (ii)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
     (jj)   “Securities Act” means the Securities Act of 1933, as amended.
     (kk)   “Stock Award” means any right granted under the Plan, including an Option, a right to acquire restricted stock, a Non-Executive Director Stock Award and a Performance Stock Award.
     (ll)   “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
     (mm)   “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.
3.   Administration.
     (a)   Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Any interpretation of the Plan by the Board and any decision by the Board under the Plan shall be final and binding on all persons.

     (b)   Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
          (i)   To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Awards shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.
          (ii)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
          (iii)   To amend the Plan or an Award as provided in Section 15.
          (iv)   To suspend or terminate the Plan as provided in Section 16.
          (v)   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.
     (c)   Delegation to Committee.
          (i)   General. Subject to the limitation set forth in subsection 3(c)(ii), the Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
          (ii)   Limitation on Delegation. Notwithstanding anything to the contrary in subsection 3(c)(i), the Board may not delegate the administration of the Plan to a Committee to the extent such administration would in any way affect Non-Executive Director Stock Awards described in Section 8.
          (iii)   Committee Composition. The Committee shall consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3 and, in the discretion of the Board, may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors, the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

     (d)   Delegation to One or More Company Officers.
          (i)   General. The Board or the Committee may delegate authority to one or more Company Officers to (a) grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and (b) determine the number of such Stock Awards to be received by such eligible persons within such parameters as the Board or the Committee may establish from time to time. The delegation of authority shall be subject to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board or the Committee. The Board or the Committee may abolish any such delegation of authority at any time and revest in the Board or the Committee the administration of the Plan.
4.   Shares Subject to the Plan.
     (a)   Share Reserve. Subject to the provisions of Section 13 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate one million five hundred thousand (1,500,000) shares of Common Stock plus (i) the number of shares of Common Stock added to the share reserve pursuant to the next sentence of this subsection 4(a), (ii) the number of shares of Common Stock remaining available for award under the Company’s 1991 Stock Incentive Plan (the “1991 Plan”) on the Effective Date of this Plan, (iii) the number of shares of Common Stock that were issuable pursuant to options or stock award agreements under the 1991 Plan that revert to the share reserve pursuant to subsection 4(b) below and (iv) the number of shares of Common Stock remaining available for award under the Company’s Non-Executive Directors Stock Grant Plan on the Effective Date of this Plan. As of each July 1, beginning with July 1, 2000 and continuing through and including July 1, 2009, the number of reserved shares shall be increased automatically by the lesser of (i) five percent (5%) of the total number of shares of Common Stock outstanding, including for this purpose outstanding shares of capital stock convertible to Common Stock, on such date or (ii) one million five hundred thousand (1,500,000) shares of Common Stock.
     (b)   Reversion of Shares to the Share Reserve.
          (i)   Expiration or Termination of Stock Award. If any Stock Award granted under this Plan or any option or stock award agreement granted under the 1991 Plan shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.
          (ii)   Issuance of Common Stock. To the extent that any shares of Common Stock are not issued to a Participant upon the exercise of an Option granted under this Plan, such shares shall revert to and again become available for issuance under this Plan. If shares of Common Stock are not issued to a Participant because the Common Stock issuable upon the exercise of the Option is used to satisfy an applicable tax withholding requirement, such shares will be deemed not to have been issued to a Participant. In addition, if the exercise price of any Option is satisfied by a Participant’s tender of shares of Common Stock to the Company (by actual delivery or attestation), only the number of shares of Common Stock issued net of the shares so tendered shall be deemed issued to the Participant.

     (c)   Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.
5.   Eligibility.
     (a)   Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Non-Executive Director Stock Awards may be granted only to Non-Executive Directors and only pursuant to the formula set forth in Section 8. Performance Cash Awards may be granted to Employees, Directors and Consultants.
     (b)   Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
     (c)   Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.
     (d)   Section 162(m) Limitation. Subject to the provisions of Section 13 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options or Performance Stock Awards covering more than one million (1,000,000) shares of the Common Stock during any fiscal year of the Company, and no employee shall be eligible to be granted Performance Cash Awards with a value in excess of five million dollars ($5,000,000) during any fiscal year of the Company.
6.   Option Provisions.
     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

     (a)   Term. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.
     (b)   Exercise Price of an Incentive Stock Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
     (c)   Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if (i) such Option is granted with an exercise price of not less than fifty percent (50%) of the Fair Market Value of the Common Stock subject to the Option to an individual who is not employed by the Company or an Affiliate immediately prior to the date of grant of the Option to induce such individual to accept employment with the Company or an Affiliate or (ii) such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
     (d)   Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option): (1) by delivery to the Company of other Common Stock that has been held by the Optionee for more than six (6) months, which delivery may be made by attestation or actual delivery, (2) by delivery, in a form prescribed by the Company, of an irrevocable direction to a securities broker approved by the Company to sell Common Stock and to deliver all or part of the sales proceeds to the Company in payment of all or part of the purchase price and applicable withholding taxes, (3) according to a deferred payment or other similar arrangement with the Optionee or (4) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment. If, pursuant to clause (ii)(2) above, the Optionee delivers shares of Common Stock that the Optionee has acquired pursuant to a restricted stock award made under this Plan or a stock award agreement made under the 1991 Plan and that have not yet vested, the restrictions applicable to the delivered shares shall be imposed upon the Common Stock issued upon the exercise of the Option.

     In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.
     (e)   Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee. Notwithstanding the foregoing, the Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.
     (f)   Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee. Notwithstanding the foregoing, the Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.
     (g)   Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
     (h)   Termination of Continuous Service. In the event an Optionee’s Continuous Service terminates (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionee’s Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.
     (i)   Extension of Termination Date. An Optionee’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee’s Continuous Service (other than upon the Optionee’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionee’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

     (j)   Disability of Optionee. In the event that an Optionee’s Continuous Service terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate.
     (k)   Death of Optionee. In the event (i) an Optionee’s Continuous Service terminates as a result of the Optionee’s death or (ii) the Optionee dies within the period (if any) specified in the Option Agreement after the termination of the Optionee’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionee was entitled to exercise such Option as of the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionee’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.
     (l)   Early Exercise. The Option may, but need not, include a provision whereby the Optionee may elect at any time before the Optionee’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.
7.   Provisions of Restricted Stock Awards.
     Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
     (a)   Consideration. A restricted stock award may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.
     (b)   Vesting. Shares of Common Stock acquired under a restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board. The restricted stock award may be subject to such other terms and conditions on the time or times at which it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual restricted stock awards may vary.

     (c)   Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.
     (d)   Transferability. Rights to acquire shares under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to receive shares of Common Stock that have become vested as of the date of the Participant’s death.
8.   Non-Executive Director Stock Awards.
     (a)   Without any further action of the Board or any committee thereof, each Non-Executive Director shall be granted a Non-Executive Director Stock Award at each of the times specified in subsection 8(a)(1) below, which Non-Executive Director Award shall have the terms set forth in subsections 8(a)(2) and 8(a)(3) below. Such award shall result in the issuance and delivery of shares of the Corporation’s Common Stock to the Non-Executive Director on the date of grant.
          (i)   Quarterly Grants. Each Non-Executive Director who is serving as a Non-Executive Director on the last day of each of the Corporation’s fiscal quarters shall be granted a Non-Executive Director Stock Award on such day (a “Quarterly Grant”).
          (ii)   Number of Shares. The number of shares of the Corporation’s Common Stock subject to each Quarterly Grant will be equal to the quotient of Eight Thousand Seven Hundred Fifty Dollars ($8,750) divided by the Fair Market Value of the Common Stock on the date of grant, rounded down to the nearest whole share.
          (iii)   Vesting. Each Quarterly Grant shall be fully vested on the date of grant.
     (b)   Deferred Stock Awards. Without any further action of the Board or any committee thereof, each Non-Executive Director shall be granted a deferred Non-Executive Director Stock Award at the time specified in subsection 8(b)(1) below, which deferred Non-Executive Director Stock Award shall have the terms set forth in subsections 8(b)(2) and 8(b)(3) below. Until shares of the Corporation’s Common Stock are issued pursuant to subsection 8(b)(3) below in respect of a deferred Non-Executive Director Stock Award, such Award shall represent a notional number of shares and a promise by the Corporation to issue to the Non-Executive Director such number of shares (subject to adjustment as provided in Section 13(a)), and the Non-Executive Director shall have no stockholder or other ownership rights (including, but not limited to, the right to receive any dividend paid) in respect of such shares until their issuance.

          (i)   Quarterly Grants. Each Non-Executive Director who is serving as a Non-Executive Director on the last day of each of the Corporation’s fiscal quarters shall be granted a deferred Non-Executive Director Stock Award on such day (a “Quarterly Deferred Grant”).
          (ii)   Number of Shares. Each Quarterly Deferred Grant will entitle the Non-Executive Director to receive, at the time specified in subsection 8(b)(3) below, a number of shares of the Corporation’s Common Stock equal to the quotient of Eight Thousand Seven Hundred Fifty Dollars ($8,750) divided by the Fair Market Value of the Common Stock on the date of grant, rounded down to the nearest whole share (and subject to adjustment as necessary).
          (iii)   Vesting; Issuance. Each Quarterly Deferred Grant shall be fully vested on the date of grant; provided that the notional number of shares of the Corporation’s Common Stock in respect of each Quarterly Deferred Grant shall not be issued or issuable, and instead shall accumulate and be credited by the Corporation to a bookkeeping account in the name of such Director, until such time as the Director terminates his or her service on the Board of Directors for any reason, at which time the Corporation shall issue and deliver to the Non-Executive Director, within thirty (30) days of such termination of service, a number of shares of the Corporation’s Common Stock equal to the cumulative notional number of shares (as adjusted) in respect of such Director’s cumulative Quarterly Deferred Grants.
     (c)   Consideration. Each Quarterly Grant and Quarterly Deferred Grant shall be awarded in consideration for services rendered as a Non-Executive Director.
     (d)   Amendment of Terms of Non-Executive Director Stock Awards. The Board may at any time, and from time to time, amend the terms pursuant to which Non-Executive Director Stock Awards, including the Quarterly Grants and Quarterly Deferred Grants, shall be granted including, without limitation, amendment of the dollar amount specified in subsections 8(a)(2) and 8(b)(2) above and any other provision of this Section 8.
9.   Performance Awards.
     (a)   Performance Stock Awards. A Performance Stock Award is a restricted stock award described in Section 7 that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion.
     (b)   Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion.

10.   Covenants of the Company.
     (a)   Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.
     (b)   Legal Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.
11.   Use of Proceeds from Stock.
     Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.
12.   Miscellaneous.
     (a)   Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.
     (b)   Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.
     (c)   No Employment or other Service Rights. Nothing in the Plan, any Stock Award Agreement or in the written terms of a Performance Cash Award or other instrument executed thereunder or any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

     (d)   Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
     (e)   Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
     (f)   Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state, local or foreign tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award or (iii) delivering to the Company owned and unencumbered shares of the Common Stock. Notwithstanding the foregoing, the Company shall not be authorized to withhold shares of Common Stock at rates in excess of the minimum statutory withholding rates imposed upon the Company for federal and state tax purposes if such withholding would result in a charge to the Company’s earnings for accounting purposes.
13.   Adjustments upon Changes in Stock.
     (a)   Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsections 5(d) and 9(a), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)
     (b)   Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.
     (c)   Change in Control. Unless otherwise provided in the Stock Award Agreement, in the event of a Change in Control, then (i) prior to the completion of the Change in Control, any surviving entity or controlling entity may assume any Stock Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the Change in Control) for those outstanding under the Plan or (ii) prior to the completion of the Change in Control, the Board may, in its sole discretion, make cash payments to Participants holding Stock Awards in amounts that the Board determines represent the cash value of the outstanding Stock Awards and such payments shall completely discharge the Company’s obligations under such outstanding Stock Awards. In the event (i) any surviving corporation or acquiring corporation does not assume such Stock Awards or substitute similar stock awards for those outstanding under the Plan and (ii) the Board does not settle the outstanding Stock Awards in cash, then (a) with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full as of a time designated by the Board, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to a time designated by the Board and (b) with respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to a time designated by the Board.
14.   Limitation on Payments.
     (a)   Basic Rule. Any provision of the Plan to the contrary notwithstanding, in the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment or transfer by the Company to or for the benefit of a Participant, whether paid or payable (or transferred or transferable) pursuant to the terms of this Plan or otherwise (a “Payment”), would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount; provided that the Board, at the time of granting a Stock Award under this Plan or at any time thereafter, may specify in writing that such Award shall not be so reduced and shall not be subject to this Section 14. For purposes of this Section 14, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

     (b)   Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within ten (10) days of receipt of notice; provided, however, that such election shall be subject to Company approval if made on or after the effective date of a Change in Control. If no such election is made by the Participant within such ten (10) day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 14, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 14 shall be binding upon the Company and the Participant and shall be made within sixty (60) days of the date when a payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.
     (c)   Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors determine, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.
     (d)   Related Corporations. For purposes of this Section 14, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.
15.   Amendment of the Plan and Awards.
     (a)   Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 13 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any securities exchange listing requirements.

     (b)   Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.
     (c)   Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.
     (d)   No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
     (e)   Amendment of Awards. The Board, at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
16.   Termination or Suspension of the Plan.
     (a)   Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
     (b)   No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect, except with the written consent of the Participant.
17.   Effective Date of Plan.
     The Plan shall become effective on the date on which it is adopted by the Board (the “Effective Date”), but no Stock Award shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.
18.   Choice of Law.
     The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.